Exhibit (g)(2)(c)

Execution Version

AMENDMENT TO MASTER CUSTODIAN

AGREEMENT

This Amendment, dated and effective as of December 17, 2012, is by and among each exempted company organized under the laws of the Cayman Islands listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”) and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Funds and the Custodian are parties to a Master Custodian Agreement dated as of September 22, 2010 (as amended, modified and supplemented and in effect from time to time, the “Custodian Agreement”); and

WHEREAS, the Funds and the Custodian desire to amend certain provisions of the Custodian Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Custodian Agreement, pursuant to the terms thereof, as follows:

1.	INITIAL TERM

The first sentence of Section 17 of the Custodian Agreement is hereby deleted in its entirety and replaced to read as follows:

“This Agreement shall remain in full force and effect for an initial term ending December 17, 2017 (the “Initial Term”).”

2.	TERMINATION

In addition to the termination rights of the Funds set forth in the first paragraph of Section 17 of the Custodian Agreement, the parties hereto agree that the Custodian Agreement may be terminated by any Fund in accordance with the first paragraph of such Section 17 in the event of the termination of that certain Master Sub-Administration Agreement dated as of the date hereof, and as may be amended from time to time, by and between Transamerica Fund Services, Inc. (the “Administrator”) and State Street Bank and Trust Company (the “Sub-Administrator”) (the “Sub-Administration Agreement”), resulting from the Administrator’s exercise of a termination right with respect to the Sub-Administration Agreement in accordance with Section 12.2 of the Sub-Administration Agreement; provided, that a Fund may only terminate the Custodian Agreement pursuant to this Section 2 within six (6) months of the effective date of the termination of the Sub-Administration Agreement.

3.	CONTINUING AGREEMENT

Except as expressly amended by this Amendment, the provisions of the Custodian Agreement shall remain in full force and effect.

[Signature page immediately follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first written above.

EACH OF THE ENTITIES
SET FORTH ON SCHEDULE A HERETO

By:
Name:	Thomas A. Swank
Title:	President & Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President

Signature page to

AMENDMENT TO MASTER CUSTODIAN AGREEMENT

[Cayman Funds]

Appendix A

Funds and Portfolios

Transamerica Cayman AQR Managed Futures Strategy, Ltd.

Transamerica Cayman Goldman Sachs Commodity Strategy, Ltd.

Transamerica Cayman Blackrock Global Allocation, Ltd.

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